AMENDMENT OF SECOND AMENDED AND RESTATED
              FUND ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

      This Amendment is dated as of January 1, 2005, by and between Dreyfus Founders Funds, Inc., a Maryland corporation (the "Fund"), and Founders Asset Management LLC, a Delaware limited liability company ("Founders").

                                    WITNESSETH

      WHEREAS, the Fund and Founders have entered into a Second Amended and Restated Fund Accounting and Administrative Services Agreement, dated as of August 2, 2002 (the "Agreement"); and

      WHEREAS, the Fund and Founders desire to amend the Fees section of the Agreement effective January 1, 2005;

      NOW, THEREFORE, in consideration of the above premises, the Fund and Founders hereby agree as follows:

     1. Paragraph 5 of the Agreement is amended and restated in its entirety as follows:

     5. FEES. For the services rendered and facilities furnished by Founders under this Agreement, the Fund shall cause each Portfolio to pay Founders an annual fee computed on a daily basis and paid on a monthly basis in accordance with the following schedule:

      DOMESTIC EQUITY PORTFOLIOS (as of the date of this Agreement, these Portfolios consist of Balanced, Discovery, Equity Growth, Growth, and Mid-Cap Growth):

      o 0.06% of the daily net assets of the Portfolio from $0 to $500 million;
      o 0.04% of the daily net assets of the Portfolio from $500 million to $1 billion; and
      o 0.02% of the daily net assets of the Portfolio in excess of $1 billion.

      INTERNATIONAL PORTFOLIOS (as of the date of this Agreement, these Portfolios consist of International Equity and Passport):

      o 0.10% of the daily net assets of the Portfolio from $0 to $500 million;
      o 0.065% of the daily net assets of the Portfolio from $500 million to $1 billion; and

      o 0.02% of the daily net assets of the Portfolio in excess of $1 billion.

      GLOBAL PORTFOLIOS (as of the date of this Agreement, these Portfolios consist of the Worldwide Growth Fund):

      o The fee for domestic Portfolios set forth above shall be applied to domestic assets; and
      o The fee for international Portfolios set forth above shall be applied to foreign assets.

      The proportions of domestic and foreign assets in each Global Portfolio shall be determined as of the end of each calendar month, and the allocation of domestic and international fees to such Global Portfolio for the following calendar month shall be based on such proportions.

      DOMESTIC FIXED INCOME PORTFOLIOS (as of the date of this Agreement, these Portfolios consist of Government Securities and Money Market). The fee for each such Portfolio shall be its respective pro rata share (based on the relative average daily net assets of all Portfolios) of a fee computed at an annual rate of:

      o 0.06% of the daily net assets of all Portfolios of the Fund, taken as a whole, from $0 to $500 million; and
      o 0.02% of the daily net assets of all Portfolios of the Fund, taken as a whole, in excess of $500 million.

      In addition, after applying any other expense limitations or fee waivers that reduce the fees paid to Founders under this Agreement, Founders hereby agrees to waive any remaining fees under this Agreement to the extent that they exceed Founders' costs in providing the Services under this Agreement, as determined annually by Founders in connection with the annual consideration of renewal of this Agreement by the Fund's directors. In the event that the payments to Founders under this Agreement exceed such costs in any calendar year, Founders shall reimburse the Fund for such excess amount as soon as practicable after the amount of such costs has been determined. The Fund and Founders shall adjust the accruals and payments of fees pursuant to this Agreement in such manner as they may deem necessary from time to time in order to seek to minimize the amount of any such reimbursement.

      Founders also shall be reimbursed for all out-of-pocket expenses incurred by it in performing its services pursuant to this Agreement. For purposes of each daily calculation of this fee, the most recently calculated net asset value of each Portfolio, as determined by a valuation made in accordance with the Fund's procedure for calculating the net asset value of each class of each Portfolio as described in the Fund's prospectus and/or statement of additional information, shall be used. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of each class of each Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

      2. All capitalized terms used in this Amendment, unless otherwise defined, shall have the meanings ascribed to them in the Agreement.

      3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the Fund and Founders have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DREYFUS FOUNDERS FUNDS, INC.


By:  /s/ Richard W. Sabo
     --------------------------

Name:    Richard W. Sabo

Title:   President


FOUNDERS ASSET MANAGEMENT LLC


By:  /s/ David L. Ray
     --------------------------

Name:    David L. Ray

Title:   Senior Vice President - Administration